Exhibit 5.2

CityPoint One Ropemaker Street London EC2Y 9HU T: +44 (0) 20 7011 8700 F: +44 (0) 20 7011 8800 www.winston.com

30 November 2012

AAR CORP.
1100 North Wood Dale Road
Wood Dale

Illinois 60191

USA

Ladies and Gentlemen:

We have acted as English legal advisers to AAR CORP., a Delaware corporation (the “Parent”) and Airinmar Holdings Limited, Airinmar Group Limited and Airinmar Limited, each a company formed under the laws of England and Wales (the “Guarantors” and each a “Guarantor”) and each a subsidiary of the Parent, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $175 million of the Parent’s 7-1/4% Senior Notes due 2022 (the “Exchange Notes”) and related subsidiary guarantees to be issued pursuant to an Indenture, dated as of January 23, 2012 (the “Indenture”) and supplemented by a First Supplemental Indenture thereto dated as of 30 November 2012 (the “Supplemental Indenture”) by and among the Parent, certain subsidiaries of the Parent (including the Guarantors) and U.S. Bank, National Association, as trustee.

The Exchange Notes will be offered in exchange for the Parent’s outstanding 7-1/4% Senior Notes due 2022 issued in an exempt offering pursuant to Rule 144A of the Securities Act on January 23, 2012.  This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act for filing as an exhibit to the registration statement on Form S-4 (the “Registration Statement”), being filed by the Parent and certain of its subsidiaries (including the Guarantors) with the Securities and Exchange Commission (the “Commission”) on or about the date hereof.

1.

1.1                               This opinion as to the laws of England (“English Law”) is furnished to you in relation to the Supplemental Indenture and the Indenture.

1.2                               For the purposes of giving this opinion we have reviewed the following documentation:

1.2.1                     the Registration Statement;

1.2.2                     the Supplemental Indenture;

1.2.3                     the Indenture;

Zoë J. Ashcroft Solicitor, England & Wales	Thomas J. Benz Attorney, New York	Peter Crowther Solicitor, England & Wales
Michael Madden Solicitor, England & Wales	Justin McClelland Solicitor, England & Wales	Gareth E. Morgan Solicitor, England & Wales
Richard Price Solicitor, England & Wales	Joseph Tirado Solicitor, England & Wales	Nicholas Usher Solicitor, England & Wales
Andrei Yakovlev Solicitor, England & Wales

A multinational partnership of Solicitors and Registered Foreign Lawyers, regulated by The Solicitors Regulation Authority of England and Wales  Vat No. 815 5105 54

WINSTON & STRAWN LLP

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1.2.4                     a copy of each Guarantor’s memorandum and articles of association as filed on the register of companies maintained by the Registrar of Companies of England and Wales (the “Registrar of Companies”);

1.2.5                     a certificate of good standing issued by the Registrar of Companies in respect of each Guarantor dated 30 November 2012;

1.2.6                     a search of the documents maintained electronically by the Registrar of Companies relating to each Guarantor dated 30 November 2012 (the “Search”); and

1.2.7                     resolutions dated 30 November 2012 passed by the board of directors of each Guarantor relating to the entry into of the Supplemental Indenture and the Indenture (the “Resolutions”).

1.3                               All of the documents referred to in paragraphs 1.2.1 to 1.2.7 inclusive are collectively referred to in this opinion letter as the “Documents” and, individually, as a “Document”.

1.4                               Except for the Documents, we have not examined any agreements, instruments, records or other documents whatsoever relating to the Guarantors or any other company, and have not made any other enquiries or investigations concerning the Guarantors or any other company in connection with the giving of this opinion other than a telephone search in the Central Registry of Winding-Up (the “Central Registry”) on 30 November 2012 at 12.45 pm against each Guarantor (the “Telephone Search”).

2.                                      In considering the Documents and for the purposes of rendering this opinion we have made the assumptions set out in Schedule 1 to this letter.

3.                                      Our opinion is confined to and given only on the effect of English Law on the Supplemental Indenture and the Indenture as applied by the English courts at the date hereof.  We have made no investigation of the laws of any country or jurisdiction other than England and we do not express or imply any opinion thereon, in particular, but without limitation, we give no opinion as to any federal or state laws of the United States of America.  Furthermore, we express no opinion as to matters of fact and our opinion is to be construed in accordance with and is governed by English Law.

4.                                      With respect to each Guarantor, neither the Search nor the Telephone Search revealed any petition, order or resolution for the winding up of any Guarantor or any petition for, and no notice of appointment of, a receiver or administrator, however:

4.1                               the Search referred to above is not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be made available immediately.  In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

4.2                               the enquiry at the Central Registry referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the records to an enquiry only relates to the period of six months prior to the date when the enquiry was made.  We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, such County Court against any Guarantor.

5.                                      Based upon and subject to the foregoing, the reservations and qualifications set out below, and to any matters not disclosed to us, we are of the opinion that under English Law at the date hereof:

5.1                               Capacity: Each of the Guarantors has the corporate capacity to enter into and deliver the Supplemental Indenture;

5.2                               Authority: Each of the Guarantors has taken all necessary corporate action to authorise the entering into and delivery of the Supplemental Indenture; and

5.3                               Due execution: Each of the Guarantors has duly executed and delivered the Supplemental Indenture.

6.                                      The opinions expressed in this letter are subject to the reservations and qualifications set out in Schedule 2 to this letter.

7.                                      This opinion relates only to the matters expressly addressed above, is applicable only as of the date hereof, and we express no opinion with respect to any other matters.  We acknowledge that we have been instructed to deliver this opinion to you in connection with the transactions contemplated by the Supplemental Indenture and the Indenture and our opinion does not extend and is not to be read as extending by implication to any other matters in connection with the Supplemental Indenture and the Indenture, or to constitute any advice to the addressee of this letter as to the adequacy, completeness or appropriateness of the Supplemental Indenture and the Indenture for the purposes of the addressee of this letter.  We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included therein.

Yours faithfully,

/s/ Winston & Strawn London

Winston & Strawn London

SCHEDULE 1
Assumptions

In considering the Documents for the purposes of rendering this opinion we have assumed:

1.                                      the genuineness of all signatures and any seals thereon and that each Document (other than the Supplemental Indenture in the case of the Guarantors) has been validly executed by each of the parties thereto;

2.                                      the correctness of all facts stated therein including without limitation, the accuracy of the representations and warranties of each of the parties to the Documents;

3.                                      that where a document has been examined by us in draft or specimen form it will be or has been executed in the form of that draft or specimen;

4.                                      the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all copy documents submitted to us and the authenticity and completeness of the originals from which such copies were taken;

5.                                      the Resolutions have not subsequently been amended, revoked or superseded and remain in full force and effect;

6.                                      that the execution and delivery of the Supplemental Indenture by each Guarantor was a proper use of its directors’ powers and in its best interests and was made for bona fide commercial purposes and on arms length terms by the parties thereto and that the exercise of its rights and performance of its obligations thereunder will be of material commercial benefit to it and that, immediately after execution of the Supplemental Indenture, it was solvent;

7.                                      that each party to the Documents:

(i)                                     is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation or establishment;

(ii)                                  is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgments, injunctions or orders binding upon them or their property; and

(iii)                               is duly qualified to engage in the activities contemplated by the Documents and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Documents;

8.                                      that each party to the Documents (other than the Guarantors in the case of the Supplemental Indenture) has validly authorized executed and delivered the Documents and has the requisite organisational and legal power and authority to perform its obligations under the Documents to which it is a party;

9.                                      that where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

10.                               the validity of any power of attorney contained in the Documents or granted by the parties;

11.                               that the Documents constitute valid, legally binding and enforceable obligations of the parties under all relevant laws (including, without limitation, the laws of New York);

12.                               that no authorisations, approvals, licences, consents or exemptions from, and no filings or registrations with, or notarisations or other requirements of, any governmental, judicial or public body or other regulatory authority of any jurisdiction (other than, in the case of each Guarantor, England) required by any party in connection with the execution, delivery, validity or enforceability of the Documents, or where there is any such requirement, the requirement has been satisfied;

13.                               that so far as the Documents permit transfers and assignments of rights or obligations thereunder, the parties to the Documents and to any instrument effecting such transfer or assignment will obtain all necessary consents and authorisations in the relevant jurisdiction;

14.                               that all of the parties are carrying on business in accordance with their respective constitutional documents;

15.                               that any credit which may be granted by the Documents is not being granted in contravention of any financial assistance laws or any other laws in any jurisdiction outside of England;

16.                               the absence of fraud or mutual mistake of fact or law;

17.                               that there are no provisions of the laws, and there is no public policy, of any jurisdiction outside England which would be contravened by the execution and delivery of, or the performance of the obligations under, the Documents and that, insofar as any obligation under, or action to be taken under, the Documents is required to be performed or taken in any jurisdiction outside England, the performance of such obligation or taking of such action will not be illegal or unenforceable by virtue of the laws, or contravene any public policy, of that jurisdiction;

18.                               that all the matters which ought to have been registered with the Registrar of Companies a at the date of the Search have been duly registered against the Guarantors and appear on the Search;

19.                               that none of the parties to the Documents has taken any corporate or other action nor have any steps been taken or legal proceedings been started against any party for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party or all of its or their assets (or any analogous proceedings in any jurisdiction) and none of the parties to the Documents is unable to pay its debts as they fall due, is insolvent or has been dissolved or declared bankrupt; and

20.                               compliance by each of the parties thereto with each of their respective obligations under the Documents to which they are party.

SCHEDULE 2

Qualifications

1.                                      An order of specific performance and an injunction are each a discretionary remedy and accordingly an English court might refuse to make such an order or grant an injunction and/or instead make an award of damages if such a remedy is sought and damages would be an adequate remedy.  Furthermore the exercise of any remedies will always be subject to the general legal and equitable principles of English Law and the general supervisory powers and discretion of the English courts.  We express no opinion as to whether any equitable remedies, and in particular an order for specific performance or an injunction, would be available, nor do we express any opinion as to a party’s ability to recover under any right of indemnity if such party had actual or constructive knowledge of the matters giving rise to the relevant claim prior to the execution of the document or was in some way culpable itself.

2.                                      Claims made against any party may become time barred by statute or, as a result of any waiver, estoppel or laches or by lapse of time, may be or become subject to defences of set-off or counter-claim.

3.                                      Any provisions of the Documents providing that certain calculations, certifications or determinations will be final, conclusive and/or binding will not be effective if such calculations, certifications or determinations are fraudulent or have an unreasonable or arbitrary basis, and will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party.  There could be circumstances in which an English court would not treat as conclusive those certificates and determination which the Documents state are to be so treated.

4.                                      Any provisions of the Documents requiring any person to pay amounts imposed in circumstances of breach or default may be held to be unenforceable on the grounds that it is a penalty or void under the Late Payment of Commercial Debts (Interest) Act 1998 on the grounds that the remedy provided by the Documents for late payment of a debt is not a substantial remedy within the meaning of that Act.

5.                                      The English courts may refuse to give effect to any provisions of the Documents in respect of the costs of unsuccessful litigation brought before an English court or where the court has itself made an order for costs.

6.                                      The English courts have power to award a judgment in foreign currency, but will not necessarily do so.

7.                                      Where a party is vested with a discretion or may determine a matter in its opinion, English Law may require that such discretion is exercised reasonably or that such an opinion is based upon reasonable grounds.

8.                                      Where any obligation under the Documents is to be performed it may not be enforceable under English Law to the extent that such performance would be illegal or unenforceable under the laws of a jurisdiction other than England or against public policy in relation to such jurisdiction.  The term “enforceable” as used in this opinion means that the obligations assumed by any party to the Documents are of the type which the English courts generally enforce, subject always to the assumptions set out in Schedule 1 and to the reservations and qualifications set out in this Schedule 2.

9.                                      Any final judgment against a party obtained in any court outside of the United Kingdom (an “Overseas Court”) may only be enforced in England by the commencement of appropriate proceedings. The nature of the proceedings varies dependent upon the jurisdiction of the Overseas Court.  In some cases, a fresh action is required in England and, in such cases, the English courts may be willing to grant summary judgment against any company in certain circumstances without requiring the issues in the Overseas Court litigation to be reopened, but as a minimum, the English courts must be satisfied, inter alia, that:-

(i)                                     the Overseas Court had jurisdiction according to English private international law rules;

(ii)                                  the judgment is final and that such judgment is for a debt or definite sum of money which require decision makers to act fairly, in good faith and without bias and to afford each party opportunity to adequately state his case;

(iii)                               the judgment of the Overseas Court is not impeachable for fraud and is not contrary to English rules of natural justice;

(iv)                              the enforcement of such judgment is not contrary to public policy in England;

(v)                                 such judgment is not directly or indirectly for the payment of taxes or other charges of a like nature or a fine, other penalty or any public law obligation;

(vi)                              there is no other judgment arising out of claims based upon the same or similar causes of action either in the court whose judgment it is sought to enforce, the English court or any other court;

(vii)                           the judgment is not inconsistent with an English judgment in respect of the same matter;

(viii)                        enforcement proceedings are instituted within six years after the date of the judgment;

(ix)                              enforcement of the judgment would not contravene Section 5 of the protection of Trading Interests Act 1980; and

(x)                                 such judgment remains valid and enforceable in the court in which it was obtained unless and until it is set aside.

10.                               We express no opinion on any provisions in the Documents requiring written amendment and waivers of any of the provisions of such documents insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or implied by the course of conduct of the parties.

11.                               We express no opinion to the tax treatment or consequences of the Documents or any of the transactions contemplated by them and we express no opinion as to the effectiveness of any provision relating to severability in the Documents.

12.                               The effectiveness of certain provisions exculpating a party from liability or a duty otherwise owed may be limited by law.  The rights and obligations of the parties may be affected by the laws applicable to contracts held to have been frustrated by events happening after their execution.

13.                               We express no opinion as to the ability of the parties to observe and comply with their respective obligations thereunder.

14.                               We have not investigated whether any party is or will be, by reason of execution of, or by the transactions contemplated by, either the Documents, in breach of any of their obligations under any licence, authorisation, consent, agreement, arrangement, facility or document.

15.                               The English courts may, in their discretion, require certain overseas claimants or counter-claimants to provide security for costs and/or security for certain other undertakings to be given if interim relief is sought.

16.                               An English court has power to stay an action or, where permission is needed to commence action, to refuse to give such permission, where, in the opinion of the English Court, the case can be tried in a more convenient forum elsewhere.

17.                               We express no opinion as to the validity and legally binding nature of the obligations to pay interest on overdue amounts, or any liquidated damages or other compensation on breach referred to in the Documents.  An English court will only give effect to such obligations if it can be established that the rate of interest expressed therein as being payable on sums overdue or any provisions for payment of liquidated damages or other compensation on breach represents a genuine pre-estimate of loss and not a charge in the nature of a penalty; should the court decide that the provision amounts to a charge in the nature of a penalty, such provision would not be able to be enforced and damages would only be able to be recovered according to normal common law rules.

18.                               The English courts may stay proceedings if concurrent proceedings are brought in any other jurisdiction.  In the case of proceedings brought in a country in which EC Council Regulation No. 44/2001 dated 22 December, 2000 is applied, or which is (where applicable) a party to either the Brussels or Lugano Convention on jurisdiction and the enforcement of judgments in civil or commercial matters, the English court has power to stay proceedings if the courts of another convention country are first seized with proceedings involving the same cause of action and may stay proceedings if a related action has been brought in such a court.

19.                               If any party is controlled by or otherwise connected with a person or is itself resident in, incorporated in or constituted under the laws of a country which is subject of United Nations, European Community or UK sanctions implemented or effected in the United Kingdom under the United Nations Act 1946, the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 1991, the Proceeds of Crime Act 2003 or under the Treaty establishing the European Community, or is otherwise subject to any such sanctions, then the obligations of such party under the Documents may be unenforceable or void.

20.                               We express no opinion on any provisions in the Documents purporting to be entire agreement clauses under English law. Where no such clause arises, other parties may seek to allege that some of the terms of the Documents were varied orally and/or that the terms (or some of them) would not come into effect except in particular circumstances and/or that there are other liabilities for, amongst other things, misrepresentation or collateral agreements which are not reflected in the Documents.

21.                              In seeking to interpret contracts, English courts examine the intention of the parties as expressed in the documents and in the light of surrounding circumstances. They have, on occasions, interpreted contracts that seek to exclude or limit liability so as to disapply such provisions in relation to negligence or fraud, where, in the English courts’ opinion, the parties did not intend to exclude such liability.

22.

(i)            The opinions set out in this letter are subject to:

(a)                                 any limitations arising from, or the effects of, applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation and other laws of general application relating to or affecting the rights of creditors; and

(b)                                 an English court exercising its discretion under section 426 Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

(ii)                                  Without limitation to the generality of the foregoing paragraph (a), the obligation of the parties to the Documents may be rendered invalid or unenforceable (in whole or in part) by virtue of sections 178 (power to disclaim onerous property), 186 (rescission of contracts by the court), 238 (transactions at an undervalue), 239 (preferences), 244 (extortionate credit transactions), 245 (avoidance of floating charges), 423 (transactions defrauding creditors) and 426 (co-operation between courts exercising jurisdiction in relation to insolvency) of the Insolvency Act 1986.

23.                               The effectiveness of a contract term seeking to exclude or restrict liability of a party for negligence or breach of duty is limited by the Unfair Contract Terms Act 1977.

24.                               If the performance of the payment obligations of a Guarantor is contrary to the exchange control regulations of any relevant jurisdiction those obligations may be unenforceable in England by reason of section 2(b) of Article VIII of the International Monetary Fund Agreement and the Bretton Woods Agreements Order in Council 1946.